1Q       2Q      3Q     4Q  Total FY2015 Affiliated Broker(s)
Transamerica Morgan Stanley Capital Growth VP
$50.29 	 $26.74 $20.63 	$23.34  $121.00 BIDS
Transamerica Morgan Stanley Mid Cap Growth VP
(renamed Transamerica Janus Mid Cap Growth VP 5/1/16)
$441.08  $-   	 $-   	$-   	 $441.08 BIDS